Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Spectrum Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	10,132,914(2)	$0.79(5)	$8,005,002.06	$92.70 per million dollars	$742.06

Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	6,476,414(3)	$0.65(6)	$4,209,669.1	$92.70 per million dollars	$390.24

Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	1,390,672(4)	$0.79(5)	$1,098,630.88	$92.70 per million dollars	$101.84

	Total Offering Amounts					$13,313,302.04		$1,234.14

	Total Fee Offsets(7)							$0

	Net Fee Due							$1,234.14

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2018 Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Represents additional shares of the Registrant’s common stock available for future issuance (or that may become available for issuance) under the Plan.
(3)

Represents shares of the Registrant’s common stock subject to outstanding stock options under the Plan. To the extent outstanding awards under the Plan expire, lapse, are cancelled or are otherwise terminated without some or all of the underlying shares being issued, the shares of common stock subject to such awards will be available for future issuance under the Plan.

(4)	Represents shares of the Registrant’s common stock reserved for future issuance under the Plan upon the vesting of outstanding restricted stock units granted under the Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed aggregate offering price are calculated based on $0.79 per share, the average of the high and low prices of the Registrant’s common stock on June 30, 2022, as reported on The Nasdaq Global Select Market.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. Amount is based upon the weighted-average exercise price for options to purchase common stock outstanding under the Plan.

(7)	The Registrant does not have any fee offsets.